EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of April, 2019 (the “Effective Date”), between Limestone Bancorp, Inc., a Kentucky-chartered bank holding company (the “Corporation”), Limestone Bank, Inc., a Kentucky-chartered commercial bank (the “Bank”), and Phillip W. Barnhouse (the “Executive”).

WITNESSETH

WHEREAS, the Executive currently serves as the Chief Financial Officer of the Corporation and the Bank (the Corporation and the Bank are referred to together herein as the “Employers”) pursuant to an employment agreement between the Employers and the Executive dated as of September 21, 2016 (the “Prior Agreement”);

WHEREAS, the Employers and the Executive desire to enter into this Agreement to supersede and replace the Prior Agreement and to set out the terms of Executive’s continued employment and active participation in the business of the Employers; and

WHEREAS, the Executive is willing to continue to serve the Employers on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Employers and the Executive hereby agree as follows:

1.             Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)            Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a).

(b)         Cause.  Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final consent or cease-and-desist order or material breach of any provision of this Agreement, or because of the receipt by the Employers of a written requirement or directive to terminate the employment of the Executive from a federal or state regulatory agency having jurisdiction over the Employers.

(c)            Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder; provided, however, that a change in the ownership of a substantial portion of the assets of the Corporation or the Bank will not constitute a “Change in Control” under this Agreement unless the assets acquired from the Corporation or the Bank have a total gross fair market value equal to at least 50% of the total gross fair market value of all of the assets of the Corporation or the Bank (as applicable), immediately before the acquisition (or acquisitions).

(d)            Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)            Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(f)            Disability.  “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(g)            Final Compensation.  The Executive’s “Final Compensation” shall mean the sum of (i) the average amount of the Executive’s Base Salary for the calendar year in which the Date of Termination occurs and the immediately preceding two (2) calendar years and (ii) the average amount of the annual cash incentive compensation received by the Executive during the most recent three calendar years immediately preceding the Date of Termination from the Employers or any subsidiary thereof.

(h)            Good Reason.  Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive based on:

(i)            any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive’s Base Salary or the amount of the cash incentive compensation (as a percentage of the Executive’s Base Salary) the Executive has the opportunity to earn during a calendar year (in comparison to the prior calendar year), (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) any requirement that the Executive report to a corporate officer or employee of the Corporation or the Bank instead of reporting directly to the Boards of Directors, other than (I) the President and Chief Executive Officer of the Corporation with respect to the Executive’s duties relating to the Corporation and the President and Chief Executive Officer of the Bank with respect to the Executive’s duties relating to the Bank and (II) from time to time with respect to specified matters, a director of either the Corporation or the Bank who is designated by a majority of the full Board of Directors of either the Corporation or the Bank, or

(ii)            any material change in the Metro Louisville, Kentucky location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Corporation and the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Corporation and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Corporation and the Bank received the written notice from the Executive.  If the Corporation and the Bank remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Corporation and the Bank do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(a)            Notice of Termination.  Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the termination of the Executive’s employment for Cause, which shall be effective immediately, and (iv) is given in the manner specified in Section 12 hereof.

(b)            Retirement.  “Retirement” shall mean the Executive’s voluntary or involuntary termination of employment, as applicable, upon reaching at least age 65, but shall not include an involuntary termination for Cause.

2.             Term of Employment.

(a)            The Corporation hereby employs the Executive as its Chief Financial Officer, the Bank hereby employs the Executive as its Chief Financial Officer and the Executive hereby accepts said employment with each of the Corporation and the Bank and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement.  The term of employment under this Agreement shall be for three years beginning on the Effective Date, subject to extension and early termination as provided in this Agreement. On the first annual anniversary of the Effective Date and each annual anniversary thereafter (each, an “Anniversary Date”), the term of this Agreement shall be extended an additional one (1) year, resulting in a remaining term of three years as of the relevant Anniversary Date, unless the Employers or the Executive gives written notice to the other that the Bank and/or the Corporation or the Executive, as applicable, elects not to extend the term, with such written notice to be given not less than thirty (30) days prior to any such relevant Anniversary Date.  If any party gives timely notice that the term will not be extended as of any Anniversary Date, then this Agreement and the rights and obligations provided herein shall terminate at the conclusion of its remaining term, except to the extent set forth in Section 5(d) (including the provisions referenced in such section), Section 7 and Section 8, and there shall be no further extensions of the term hereunder.  References herein to the term of this Agreement shall refer both to the initial term and successive extensions thereof in accordance with this Section 2(a).

(b)            During the term of this Agreement, the Executive shall perform such executive services for the Corporation and the Bank as may be consistent with his titles and from time to time assigned to him by the Corporation’s President and Chief Executive Officer or Board of Directors with respect to the Executive’s duties relating to the Corporation or by the Bank’s President and Chief Executive Officer or Board of Directors with respect to the Executive’s duties relating to the Bank.

3.             Compensation and Benefits.

(a)            The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $244,800 per year (“Base Salary”). Notwithstanding anything to the contrary herein, the Boards of Directors of the Employers may increase the Executive’s Base Salary from time to time but the Executive’s Base Salary may not be decreased from the then effective Base Salary without the Executive’s express written consent.

(b)            During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock incentive, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers.  The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)            During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers, which shall in no event be less than four weeks per annum.  The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

(d)            Except as may otherwise be agreed to by the Corporation and the Bank, the Executive's compensation, benefits and severance set forth in this Agreement shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on the business of the Corporation and the business of the Bank, respectively, with any amounts paid by the Corporation to be credited towards the obligations of the Bank under this Agreement.  No provision contained in this Agreement shall require the Bank to pay any portion of the Executive’s compensation, benefits, severance and expenses required to be paid by the Corporation pursuant to this Agreement.

4.             Expenses.  The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, traveling expenses, and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers.  If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

5.                  Termination.

(a)            The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including, without limitation, termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)            In the event that (i) the Executive’s employment is terminated by the Employers for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)            In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)            In the event that the Executive’s employment is terminated by (i) the Employers for other than Cause, Disability, Retirement or the Executive’s death during the term of this Agreement, (ii) the Executive for Good Reason during the term of this Agreement or (iii) subject to the penultimate sentence of this Section 5(d), the Employers for other than Cause, Disability, Retirement or the Executive’s death within six months following the expiration of the term of this Agreement in accordance with the terms of Section 2(a) hereof, then, in consideration of the Executive’s agreements in Section 8 below and subject to the provisions of Sections 5(e), 5(f), 6, 7, 10, 19 and 20 hereof, if applicable, the Executive shall be entitled to the following severance:

            (1)            The Employers shall pay to the Executive a cash severance amount equal to (A) in event of the Executive’s termination other than concurrently with or within 24 months following a Change in Control, one (1) times the Executive’s Final Compensation, or (B) in the event of the Executive’s termination concurrently with or within 24 months following a Change in Control, two (2) times the Executive’s Final Compensation  (as applicable, the “Severance Payment”). The Severance Payment shall be paid in a lump sum within ten (10) business days following the later of the Date of Termination or the expiration of the revocation period provided for in the general release to be executed by the Executive pursuant to Section 5(e) below; and

            (2)            The Employers shall pay the premiums required to maintain coverage for the Executive and his eligible dependents under the health insurance plan of the Employers in which the Executive is a participant immediately prior to the Date of Termination in accordance with Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) until the earliest of (A) the twelve-month anniversary of the Date of Termination, (B) the date the Executive is no longer eligible to receive COBRA continuation coverage, and (C) the date on which the Executive otherwise becomes eligible to receive substantially similar coverage from another employer.  The Employers reserve the right to modify or reform this severance benefit to the extent necessary to comply with applicable law.

The severance set forth in this Section 5(d) shall be in lieu of, and not in addition to, any Base Salary or other compensation or benefits that would have been paid under Sections 3(a) and 3(b) above in the absence of a termination of employment, and the Executive shall have no rights pursuant to this Agreement to any Base Salary or other benefits for any period after the applicable Date of Termination.  The Executive’s right to severance under clause (iii) of the first sentence of this Section 5(d) shall be subject to the following: the expiration of this Agreement in accordance with the terms of Section 2(a) hereof shall be for a reason other than a notice of non-renewal of the term of this Agreement having been provided by the Executive.

(e)            The Executive’s right to receive the severance set forth in Section 5(d) above shall be conditioned upon the Executive’s execution, on or after the Date of Termination, but no later than the date required by the Employers in accordance with applicable law, of a general release which releases the Employers and their respective directors, officers and employees from any claims that the Executive may have under various laws and regulations and the expiration of any right the Executive may have to revoke such general release, with such revocation right not being exercised.  If either the time period for paying the Severance Payment set forth in Section 5(d) or the time period that the Executive has to consider the terms of the general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the Severance Payment set forth in Section 5(d) above shall not be paid until the succeeding calendar year.

(f)            Notwithstanding any other provision of this Agreement to the contrary, if any payment provided to the Executive in connection with the termination of this Agreement or the Executive’s employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the termination date or, if earlier, on the Executive's death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date.

6.             Limitation of Benefits under Certain Circumstances.  If the payment pursuant to Section 5(d) hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a “parachute payment” under Section 280G of the Code, then the amount payable by the Employers pursuant to Section 5(d) hereof shall be reduced by the minimum amount necessary to result in no portion of the amount payable by the Employers under Section 5(d) being non-deductible to the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  The determination of any reduction in the amount payable pursuant to Section 5(d) shall be based upon the opinion of independent tax counsel selected by the Employers and paid for by the Employers.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than ten (10) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payment specified in Section 5(d) below zero.

7.             Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, including any severance, paid or otherwise payable to the Executive pursuant to this Agreement or any other plan, arrangement or agreement which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Employers pursuant to any such law, government regulation or stock exchange listing requirement).  The Compensation Committee shall have full and final authority to make all determinations regarding whether and the extent to which any severance or other compensation is to be forfeited or repaid by the Executive, and the timing and manner of any repayments required, pursuant to this Section 7, and all determinations and decisions made by the Compensation Committee in connection therewith shall be final, conclusive and binding on all persons, including Executive.  The provisions set forth in this Section 7 shall survive the termination or expiration of this Agreement.

8.             Restrictive Covenants

(a)            Trade Secrets.  The Executive acknowledges that he has had, and will have, access to confidential information of the Employers (including, but not limited to, current and prospective confidential know-how, customer lists, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, contacts, prospects, and assets of the Employers that is unique, valuable and not generally known outside the Employers, and that was obtained from the Employers or which was learned as a result of the performance of services by the Executive on behalf of the Employers (“Trade Secrets”). Trade Secrets shall not include any information that: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Executive that constitutes a breach of this Section 8, generally known or available to the public; (ii) is known to the Executive at the time such information was obtained from the Employers; (iii) is hereafter furnished without restriction on disclosure to the Executive by a third party, other than an employee or agent of the Employers, who is not under any obligation of confidentiality to the Employers or their affiliates; (iv) is disclosed with the written approval of the Employers; or (v) is required to be disclosed or provided by law, court order, order of any regulatory agency having jurisdiction or similar compulsion, including pursuant to or in connection with any legal proceeding involving the parties hereto; provided however, that such disclosure shall be limited to the extent so required or compelled; and provided further, however, that if the Executive is required to disclose such confidential information, he shall give the Employers notice of such disclosure and cooperate in seeking suitable protections. Other than in the course of performing services for the Employers, the Executive will not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Trade Secrets, but instead will keep all Trade Secrets strictly and absolutely confidential. The Executive will deliver promptly to the Employers, at the termination of his employment or at any other time at the request of the Employers, without retaining any copies, all documents and other materials in his possession relating, directly or indirectly, to any Trade Secrets.

(b)            Non-Competition.  During the term of this Agreement and for a period of twelve (12) months after termination of employment, including any termination of employment occurring after the expiration or termination of this Agreement (the “Restricted Period”), the Executive will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, shareholder, consultant, partner, member, trustee or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in any county in the Commonwealth of Kentucky in which the Bank also maintains an office.  Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the banking, financial services or other business similar to or competitive with the Employers (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

(c)            Non-Solicitation of Employees.  During the Restricted Period, the Executive shall not, directly or indirectly, solicit, induce or hire, or attempt to solicit, induce or hire, any current employee of the Employers, or any individual who becomes an employee during the Restricted Period, to leave his or her employment with the Employers or join or become affiliated with any other business or entity, or in any way interfere with the employment relationship between any employee and the Employers.

(d)            Non-Solicitation of Customers.  During the Restricted Period, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any customer, lender, supplier, licensee, licensor or other business relation of the Employers to terminate its relationship or contract with the Employers, to cease doing business with the Employers, or in any way interfere with the relationship between any such customer, lender, supplier, licensee or business relation and the Employers (including making any negative or derogatory statements or communications concerning the Employers or their directors, officers or employees).

(e)            Irreparable Harm.  The Executive acknowledges that: (i) the Executive’s compliance with Section 8 of this Agreement is necessary to preserve and protect the proprietary rights, Trade Secrets, and the goodwill of the Employers as going concerns, and (ii) any failure by the Executive to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law. In the event that the Executive fails to comply with the terms and conditions of this Agreement, the obligations of the Employers to pay the severance benefits set forth in Section 5 shall cease, and the Employers will be entitled, in addition to other relief that may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order and the recoupment of any severance previously paid) that may be necessary to cause the Executive to comply with this Agreement, to restore to the Employers their property, and to make the Employers whole.

(f)            Survival.  The provisions set forth in this Section 8 shall survive the termination or expiration of this Agreement.

(g)            Scope Limitations.  If the scope, period of time or area of restriction specified in this Section 8 are or would be judged to be unreasonable in any court proceeding, then the period of time, scope or area of restriction will be reduced or limited in the manner and to the extent necessary to make the restriction reasonable, so that the restriction may be enforced in those areas, during the period of time and in the scope that are or would be judged to be reasonable.

9.             Mitigation; Exclusivity of Benefits.

(a)            The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)            The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

10.              Withholding.  All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

11.              Assignability.  The Corporation and the Bank may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation or the Bank may hereafter merge or consolidate or to which the Corporation or the Bank may transfer all or substantially all of its respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

12.              Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Chairman of the Board
Limestone Bank, Inc.
2500 Eastpoint Parkway
Louisville, Kentucky 40223

To the Corporation:	Chairman of the Board
Limestone Bancorp, Inc.
2500 Eastpoint Parkway
Louisville, Kentucky 40223

To the Executive:	Phillip W. Barnhouse
At the address last appearing on
the personnel records of the Employers

13.               Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.                Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Kentucky.

15.            Nature of Obligations.  Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

16.                Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.               Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

18.               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

19.               Regulatory Actions.  The following provisions shall be applicable to the parties hereto or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)            If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)            If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c)            If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

20.             Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, and any renewal or extension of the term of this Agreement are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359 and the prior receipt of any regulatory approval or non-objection required thereunder.

21.              Changes in Statutes or Regulations.  If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

22.              Payment of Costs and Legal Fees and Reinstatement of Benefits.  In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all reasonable legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

23.              Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) located nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue.

24.              Entire Agreement.  This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements, including the Prior Agreement, between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

 (Signature page follows)

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

LIMESTONE BANCORP, INC.

By:
Michael T. Levy
Chairman, Compensation Committee

LIMESTONE BANK, INC.

By:
Michael T. Levy
Chairman, Compensation Committee

EXECUTIVE

By:
Phillip W. Barnhouse